Exhibit 99.1

NEORX ANNOUNCES APPOINTMENT OF DISTINGUISHED ONCOLOGIST ALAN B.
GLASSBERG, M.D. TO BOARD OF DIRECTORS

Seattle, WA (October 25, 2004) – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that Alan B. Glassberg, M.D., associate director of clinical care at the University of California San Francisco (UCSF) Comprehensive Cancer Center, has been appointed to the Company’s board of directors.  His appointment increases the number of directors on the NeoRx board to eight.

“Alan’s distinguished career as a clinical oncologist, professor of medicine, and advisor to successful oncology focused companies and institutions will be of tremendous benefit to NeoRx,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx. “We believe Alan’s depth of experience will be an invaluable asset in our commitment to cancer therapeutics and to developing a portfolio of compounds to meet the needs of patients and oncologists.”

Glassberg brings more than 35 years experience in oncology-related clinical practice and oversight to NeoRx. Currently a clinical professor of medicine at UCSF, he previously served as director of general oncology at UCSF and director of hematology and medical oncology at Mount Zion Medical Center in San Francisco, Calif.  Glassberg also serves on the board of directors for Biogen Idec, Inc. (NASDAQ: BIIB) and the National Comprehensive Cancer Network, an alliance of the world’s leading cancer centers that develops, updates and disseminates clinical oncology practice guidelines. Glassberg received his M.D. from the Medical University of South Carolina in Charleston.

“I welcome the opportunity to join NeoRx and contribute to the advancement of its promising oncology portfolio. Our clear goal is to provide new treatment options for cancer patients and increase the armamentarium that practicing oncologists need to treat these diseases,” said Glassberg.

NeoRx is a cancer therapeutics development company.  The Company’s product pipeline includes STRTM (Skeletal Targeted Radiotherapy), currently in a pivotal phase III clinical trial for patients with multiple myeloma, and NX 473, a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and strategic goals that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the

Company’s actual results include the availability of working capital and financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner, NeoRx’s ability to successfully  commercialize product candidates, and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003, and Quarterly Report on Form 10- Q for the quarter ended June 30, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Julie Rathbun	Jody Cain (jcain@lhai.com)
Corporate Communications	Bruce Voss (bvoss@lhai.com)
206-286-2517	310-691-7100
jrathbun@neorx.com

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